        As filed with the Securities and Exchange Commission on June 17, 1998
                                                         Registration No
-------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                             _________________________
                                      FORM S-8
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             _________________________
                            COLECCIONES DE RAQUEL, INC.
               (Exact name of registrant as specified in its charter)
                             _________________________

        NEVADA                                          93-1123005
   (State or other jurisdiction of                   (I.R.S.Employer
   incorporation or organization)                   Identification No.)
                            _________________________

              9873 S. Santa Monica Boulevard, Beverly Hills, CA 90212
                                   (310) 203-9240
(Address of Registrant's principal offices, including Zip code and Phone Number)
                             _________________________

                   Compensation Agreements Between Registrant and
                     John Vanover, and A. R. Hardy & Associates
                              (Full title of the Plan)

                                   Raquel Zepeda
              9873 S. Santa Monica Boulevard, Beverly Hills, CA 90212
                                   (310) 203-9240
              (Name, address and telephone number of agent for service)
                             _________________________

                                     COPIES TO:
                                     Gary Blum
                           3278 Wilshire Blvd., Suite 603
                               Los Angeles, CA  90010
                                   (213) 381-7450

                  Approximate Date of Proposed Sale to the Public
    As soon as practicable after this Registration Statement becomes effective.
                             _________________________

                          CALCULATION OF REGISTRATION FEE

    Title of Securities           Amount to be            Proposed Maximum          Proposed Maximum              Amount of
     to be Registered              Registered            Offering Price per        Aggregate Offering        Registration Fee (1)
  -------------------------------------------------------------------------------------------------------------------------------
                                                                Share                     Price
  Common Stock, $.01 Par          4,300,000 (1)                 $.25                  $1,075,000(2)                 $317.13
         Value(1)


(1) Includes shares of common stock issuable as compensation (3,300,000 shares) and upon exercise of options to purchase a total of 1,000,000 shares of common stock, issuable for consulting and advisory services.

(2) The registration fee is based upon a price of $.25 per share. This price is determined accordingly by reference to the Agreement price provisions of the Issuer.

                            COLECCIONES DE RAQUEL, INC.

          CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K




              FORM S-8 ITEM NUMBER                CAPTION IN PROSPECTUS
                  AND CAPTION
  1.  Forepart of Registration Statement   Facing Page of Registration
      and Outside Front Cover Page of      Statement and Cover Page of
      Prospectus                           Prospectus

  2.  Inside Front and Outside Back Cover  Inside Cover Page of Prospectus and
      Pages of Prospectus                  Outside Cover Page of Prospectus,
                                           Available Information, Reports To
                                           Shareholders

  3.  Summary Information, Risk Factors    Not Applicable
      and Ratio of Earnings to Fixed
      Charges

  4.  Use of Proceeds                      Not Applicable

  5.  Determination of Offering Price      Not Applicable

  6.  Dilution                             Not Applicable

  7.  Selling Security Holders             Sales by Selling Security Holders

  8.  Plan of Distribution                 Cover Page of Prospectus and Sales
                                           by Selling Security Holders

  9.  Description of Securities to be      Description of Securities
      Registered

 10.  Interests of Named Experts and       Legal Matters
      Counsel

 11.  Material Changes                     Not Applicable

 12.  Incorporation of Certain             Incorporation of Certain Documents
      Information by Reference             by Reference

 13.  Disclosure of Commission Position    Indemnification of Directors and
      on Indemnification for Securities    Officers; Undertakings
      Act Liabilities


                               DATED : June 17, 1998

                                     PROSPECTUS
                                     ----------

                            COLECCIONES DE RAQUEL, INC.

                          4,300,000 Shares of Common Stock

 ISSUED PURSUANT TO THE COMPENSATION AGREEMENTS WITH CERTAIN CONSULTANTS AND THE
                             EXERCISE OF OPTIONS UNDER
               THE COMPANY'S CONTRACT WITH A. R. HARDY AND ASSOCIATES


     This prospectus is part of a Registration Statement which registers an aggregate of 4,300,000 shares of Common Stock, $.0001 par value (such shares being referred to as the "Shares"), of COLECCIONES DE RAQUEL, INC., (the "Company") 3,300,000 of which will be sold by the Company from time to time, or at any one time, in negotiated transactions as compensation in lieu of cash pursuant to Compensation Agreements and a Contract which are in payment of services previously rendered, or to be rendered, from various consultants to the Company. An additional 1,000,000 shares may be issued upon exercise of certain options, as set forth herein, to A. R. Hardy and Associates, a consultant to the Company pursuant to a written Contract dated June 1, 1998 providing for the issuance of such options (such options being hereafter collectively referred to as the "Options"). Said recipients of such stock may be referred to hereafter as "Selling Security Holders." The Company will pay the costs of registering the Shares under the Securities Act. The Company will not receive any proceeds from the sale of 3,300,000 of the Shares, but will benefit from the services rendered under the Compensation Agreements.

     The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the Bulletin Board market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any of the proceeds from such sales. As of June 11, 1998, the Company intends to files its Form 15-C211 through a sponsoring broker to trade its Common Stock on the Over The Counter Bulletin Board. The Company's principal executive is located at 9873
S. Santa Monica Boulevard, Beverly Hills, CA  90212, phone 310-203-9240.


     No person has been authorized by the Company to give any information or to make any representations other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH STATE.

           The date of this Prospectus is June 17, 1998.

                                AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street NW, Washington D.C., 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of 4,300,000 shares of the Company's Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                               REPORT TO SHAREHOLDERS

The Company intends to furnish to its shareholders annual reports containing audited financial statements together with an opinion with respect thereto by its independent certified public accountants.

                         SALES BY SELLING SECURITY HOLDERS
     The following table sets forth the name of the Selling Security Holder, the amount of shares of Common Stock to be issued to the Selling Security Holder, the amount of Common Stock to be owned by the Selling Security Holder following sale of such shares and the percentage of shares of Common Stock to be owned by the Selling Security Holder following completion of such offering (based upon 24,000,000 common shares outstanding as of June 17, 1998, and 28,300,000 after this offering). As soon as reasonably practicable, after the filing of this Registration Statement, the Shares to which this Prospectus relates will be issued by the Company from time to time, or at any one time, as compensation pursuant to negotiated Compensation Agreements and Contracts. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned. Upon issuance, all Shares will be, duly authorized, validly issued, fully paid and nonassessable. All Shares are not subject to the provisions of the Employee Retirement Income Security Act of 1974 and shall not have any restrictions on resale. See also "Description of Securities".



       Name of Selling Security Holder          Number of Common        Shares to be    Common Shares to be    Percent to be owned
                                                 Shares Owned             Offered           owned After        After Offering
                                                                                           Offering (1)
----------------------------------------------------------------------------------------------------------------------------------

       John Vanover (2)                                0                  2,600,000              0                      None
       A. R. Hardy and Associates (3)                  0                  1,700,000              0                      None
                        Total                                             4,300,000              0


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any one person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to the shares of Common stock shown as beneficially owned by them.
(2) Includes 2,600,000 shares issued as compensation per a 12 month consulting agreement.
(3) Includes 700,000 shares and shares underlying a currently exercisable option to purchase 1,000,000 shares of the Company's common stock exercisable at various prices ranging from $.75 to $3.00 per contract for advisory and consulting services.

                              DESCRIPTION OF SECURITIES
All of the 4,300,000 shares of Common Stock, par value of $.0001 per share (the "Common Stock"), offered hereunder are being offered by COLECCIONES DE RAQUEL, INC.

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares Preferred Stock , $.001 par value.

The following summary of certain terms of the Common and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK

As of June 17, 1998, there are 24,000,000 shares of Common Stock outstanding. The holders of common stock (a) have equal ratable rights to dividends from funds legally available therefor, when and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (c) does not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings.

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors of the Company has the right to determine the characteristics of any preferred stock. Such characteristics include voting rights, dividend requirements, redemption provisions and/or liquidation preferences.


As of June 17, 1998, there were 24,000,000 shares of common stock outstanding, with each share entitled to one vote. As the holder of 19,888,000 shares, Ms. Zepeda will continue to be able to elect all of the Company's directors and continue to control the Company.

The Company has not paid any cash dividends since its inception and does not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

TRADING STATUS
The Company is in the process of filing Form 15C-211 to trade on the Over The Counter Bulletin Board.

TRANSFER AGENT
The Transfer Agent for the shares of Common Stock is Oxford Transfer & Registrar Securities Agent, 317 SW Alder, Suite 1120, Portland, OR 97204, phone 503-225-0375.

                                   LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby were reviewed for the Company by Gary Blum, 3278 Wilshire Blvd., Suite 603, Los Angeles, CA 90010, phone 213-381-7450.

                                      PART II
Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

a. The Company's Annual Report on Form 10-KSB filed for the year ended December 31, 1997; the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1998; and all other reports, if any, filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997. A registration statement on Form S-8, respecting the registration of shares of the common stock of the

Company issued under theemployee benefit plans named on the front cover page of the registration statement was filed with the Securities and Exchange Commission on June 17, 1998.

b. All reports and documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all the documents referred to above which have been or may be incorporated in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 445 Marine View Drive, Suite 260, Del Mar, CA 92014.


Item 4.   DESCRIPTION OF SECURITIES

The class of securities to be offered is registered under section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as part of this Registration Statement.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          None.

Item 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws and the Nevada Revised Statues provide for indemnification of directors and officers against certain liabilities. Officers and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages of the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.


Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

Inasmuch as the Consultants who received the Shares of the Registrant were knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transactions were undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 8.   EXHIBITS
          Exhibit #   Description
          5           Opinion of Gary Blum consent included, relating to the
                      issuance of the shares of securities pursuant to the Compensation Agreements.

          23.1        Consent of Gary Blum.

     23.2 Consent of Independent Auditors, Singer, Lewak, Greenbaum & Goldstein LLP, Los Angeles, CA.

     99.1 Compensation Agreement with John Vanover
     99.2 Compensation Agreement with A. R. Hardy and Associates

Item 9.   UNDERTAKINGS

(a) The undersigned registrant hereby undertakes :

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement :

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That for the purpose of determining the liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining the liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Del Mar, CA on June 17, 1998.


                              COLECCIONES DE RAQUEL, INC.



                              By:  /s/ Raquel Zepeda
                                  ------------------------
                                  Raquel Zepeda, President

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated on June 11, 1998 have signed the registration statement below



 /s/ Raquel Zepeda
---------------------------          Principal Executive Officer, Principal
Raquel Zepeda                        Financial Officer and Director


 /s/ Elizabeth A. Tovar
---------------------------          Corporate Secretary, Principal Executive
Elizabeth A. Tovar                   Officer and Director


Being all the members of the Registrant's Board of Directors